CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

CHARDAN CAPITAL MARKETS

Moderator: James McIlree

November 25, 2014

9:00 am CT

Operator: Please stand by, we're about to begin. Good day and welcome to the 22nd Century business update hosted by Chardan Capital Markets conference call.

Today's call is being recorded. At this time I would like to turn the conference over to Jim McIlree. Please go ahead sir.

Jim McIlree: Thank you and good morning everyone. My name is Jim McIlree and I'm the senior research analyst at Chardan Capital.

I follow 22nd Century with a buy recommendation and a $9 price target. Our target is based on a sum of the parts methodology that includes first discounted present value of the BAT research and commercial estimated license revenues. Secondly commercial sales of RED SUN and MAGIC in the U.S. and Europe. And lastly the modified risk and X-22 initiatives.

We have not included any value for the company's Asian JV nor its Botanical Genetics subsidiary, both of which we believe could be substantial. There are risks to achieving our price target, including the BAT research license turning into a commercial license later than expected, sales of RED SUN and MAGIC not meeting our expectations and possible delays in the development of the X-22 and modified risk products.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

The company has made significant progress over the past 12 months, including the purchase of a manufacturing facility. And most notably it is now a signatory to the Master Settlement Agreement or MSA and will begin selling its own branded products in the U.S. and Europe next year.

22nd Century has also become a partner in two ventures -- one for distribution of products in Asia and another for development of processes to regulate the production of cannabinoids. The stock remains our top pick for 2015.

On today's call we have Henry Sicignano, President and COO, and board member Richard Sanders. Henry has been the President of the company since April of 2010 and was recently appointed COO as well. He has deep experience in the tobacco industry, including vice president and marketing director of Santa Fe Natural Tobacco Company from 1997 through 2002.

Mr. Sanders has been a director of the company since December of last year and has served as a general partner of a VC firm focusing on nano and biotechnology startups. For the bulk of the 2000s he was with Reynolds America, Santa Fe Natural Tobacco and prior to that held various positions at RJ Reynolds.

Henry's going to start the call with a presentation and after that both Henry and Rick will be available for a Q&A.

The company has asked me to read a Safe Harbor statement. This conference call will contain statements that the company believes to be forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

Forward-looking statements include without limitation any statement that is not a statement of historical fact, including without limitation statements regarding the company's business strategy and plans and objectives of management for future operations, or that may predict, forecast, indicate or imply future results, performance or achievements. The words estimate, project, intend, forecast, anticipate, plan, planning, expect, believe, will, will likely, should, could, would, may or the negative of such words or words or expressions of similar meanings are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and all such forward-looking statements involve risks and uncertainties, many of which are beyond the company's ability to control. Actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including but not limited to the risk factors disclosed in the company's reports filed with the Securities and Exchange Commission.

Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. All forward-looking statements and other information in this conference call speak only as of the date of this call.

22nd Century does not undertake and it disclaims any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. And with that I will turn it over to Henry.

Henry Sicignano: Thank you Jim. I appreciate it.

And thank you everyone on the call for joining us this morning. As most of you know, I'm not a professional speech maker and this is my first time hosting a conference call like this.

So I think the way to start is to really frame the call and the impetus of the call by reading two emails the company received over the past several days. The first email subject, "What can I do to get Magic cigarettes on the U.S. market?

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

I'm extremely interested in doing absolutely anything I can to expedite the process of getting the sale of your Magic brand of premium cigarettes on the U.S. market. My patients benefited greatly in terms of either quitting smoking or simply lowering their ingesting of nicotine via 22nd Century's former licensee’s product, Quest.

I have been waiting several years now to see another similar product become available in the domestic market. And now that things look very good for your U.S. marketing of RED SUN and MAGIC premium brands, I have more hope than ever that we can once again have a VLN cigarette available for my patients to buy here in America once again.

What can I do to expedite getting Magic on the market? As a licensed physician in the U.S., I would be willing to write letters to our friends at the FDA, political leaders, et cetera to get this rolling.

I might even be able to help financially. Whatever you need done, I'm willing to help your cause.”

So that's the first letter we received this past Sunday from a physician. And that underlines how exciting our technology is. Not only is it exciting to smokers, not only is it exciting to retailers across the country, but we actually receive letters from physicians, we have many, many shareholders who are physicians who are incredibly excited about our products. And I wanted to make sure that everyone's very aware of this excitement and how important this product is to so many people.

But, you know, just a couple of days previous to that we received a different letter with a different perspective. It reads, "To Whom It May Concern: should I be concerned? Why have you not started to sell your products? I own 370,000 shares, which for me is a big chunk of my assets."

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

So now there's an investor who obviously believes in our company and believes in our technology, but probably is concerned that the company hasn't been forthcoming with any news in recent weeks. And he’s looking at the share price and can't understand why our shares are not appreciating.

So to address both of those constituencies of shareholders, that's the point of this call today. The point of this call today is to address three broad topics really.

First I'm going to review in more detail the substantial accomplishments that the company's made over the last 12 months. Next I'm going to address candidly a few areas where I think we could have done better. And finally I'm going to outline my plans for the company going forward in 2015. Let's start off with our accomplishments.

As Jim mentioned, one of the most important accomplishments just about a year ago was the fact that 22nd Century acquired our own manufacturing facility in Mocksville, North Carolina. It’s a 61,000 square foot plant. We've got four production lines. And perhaps most importantly along with the factory, we've hired some of the best people in North Carolina who can help run our factory and who can make the best cigarettes possible for 22nd Century Group.

We have an absolutely outstanding team led by Barry Saintsing, who's a long time RJR employee and a master blender and a master taster. And we're very, very excited about the team we've assembled and the factory that we purchased about 12 months ago.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

Secondly we became a subsequent participating manufacturer under the Master Settlement Agreement. Without going into tremendous detail here, essentially what that means is we've joined a very elite club.

It's a very elite club. And it's a club that can sell product to all retailers and all distributors in the United States.

Whereas, if we had not become a member of the MSA, then many retailers and many distributors would not have carried our product. So we find that tremendously important.

And we spent the better part of a year as many of you know working with the National Association of Attorneys General (NAAG) to approve our acquisition of NASCO Products so that we could become a subsequent participating manufacturer.

The next important accomplishment that I think will be important not only for near term revenue but also to really show the U.S. market that we are in fact an important company with an important set of new premium products. It's our joint venture and our contract manufacturing agreement with Smoker Friendly. Through this agreement, we will manufacturer Smoker Friendly private label cigarettes for more than 800 stores in their network.

And at the same time Smoker Friendly has agreed to carry our RED SUN premium cigarettes in all their corporate owned stores. This is a tremendously important partnership for us.

And we're very, very proud that Smoker Friendly selected us as essentially our first contract manufacturing partner. We expect that our contract begins in January and as we gain regulatory approval in each state -- meaning after we get Smoker Friendly products registered on the state directories of approved products, then we will begin shipping Smoker Friendly product.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

The next accomplishment that we're quite pleased with is the fact that we made a manufacturing agreement with a Polish manufacturing facility. And this manufacturing agreement will enable us to manufacture and market Magic cigarettes in Europe.

And though we had hoped to launch that cigarette product in the fourth quarter of this year, we've decided to make sure that all our packaging is in line with European regulatory requirements. And that the factory has all of our tobacco tested first before we launch the product. We'll be launching this product in January of 2015. So we're very pleased and happy that Orion Manufacturing has chosen to partner with us.

We also acquired exclusive U.S. rights to Anandia Labs' technology which will enable us to increase or decrease the levels of various cannabinoids in the cannabis plant. This is tremendously exciting technology.

And while I don't see us commercializing this technology in 2015, we think it's incredibly important technology and a very, very large industry. And it could become a very important revenue source to 22nd Century in years to come.

We also successfully completed a $10 million PIPE. And perhaps more important than the $10 million is the fact that we completed this PIPE with a strategic partner.

This single investor committed to the entire $10 million PIPE and he has been working with us on our efforts to create a joint venture in Asia that will sell a tremendous volume of our proprietary tobacco.

And finally, we did form a 22nd Century Asia subsidiary which will handle our joint venture opportunities in Asia. This entity is up and running and we've conducted several trips to several parts of Asia over the last six months.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

And little bit later on in the call I'll tell you a little bit more about that. So actually we've done an awful lot in the last 12 months.

And our company -- as many of you who know me understand -- I cannot speak more highly, more confidently about the future of our company now than at any other time in our company's past. We have a tremendous array of patents and technology.

We have 129 patents in 79 countries, and an additional 51 pending applications. We've got important partnerships in the United States, in Europe and emerging now in Asia.

We have really set the stage to begin to commercialize all of these technologies and to begin to harvest some of the benefits of all the -- really the 15 years of research and development that have gone into making our technology possible. But, you know, as proud as we are of all these accomplishments, I must admit there are some areas in which 22nd Century could have certainly done a better job.

And candidly all of these areas involve communication with you, the owners of our company. In a nutshell, we could have and should have done a better job explaining the regulatory intricacies involved in launching our cigarette brands in the U.S. and abroad.

We should have done a better job explaining the company's rationale for entering the cannabis space. And finally I'm sure that we chould have done a better job explaining the impetus behind Joe Pandolfino's exit from the role of CEO.

Each of these topics deserved a better explanation. And frankly I guess that's growing pains.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

As a newly public company only a few years old and as a new company on the New York Stock Exchange MKT, we are just now becoming more comfortable communicating with shareholders in a regular way. I have our general counsel sitting here right next to me making sure that I don't say anything that I'm not supposed to.

But in that framework our commitment to you, our owners, is to communicate at least quarterly going forward. When we do post earnings we will have a quarterly conference call and we will be far more forthcoming with as much as we can in terms of our progress and, when need be, with explanations of our setbacks.

Now let me say - well let me say a few words I guess maybe about the most important of those three failings. And that was our inability or our failure to explain Joe's departure.

Joe is an entrepreneur and a visionary. He's a person who absolutely loves technology and he was the perfect leader for our company for the first 15 years of our history.

I don't think there's another individual on the planet who could have assembled the IP technology that Joe assembled that has put us where we are today. The company owes him a great debt.

And Joe is a personal friend of mine, and is a continuing participant in company business, certainly as a director. And frankly, he has a lot to add. And we all appreciate everything that Joe has brought to the company.

But at this point, as many shareholders have expressed to the company, and as the independent directors have recognized, the company really needs to commercialize its technology. And this is a whole new phase, essentially, for 22nd Century. And that probably plays to my strengths.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

And while the independent members of the Board conduct their search for a new CEO, the Board has given me charge of commercializing our technology and achieving significant revenue for the company. And that fits right with my strengths, essentially.

My passion, my strengths, are actually in developing business strategy and articulating the strategy to stakeholders, and in managing teams of people, internal and external to the company, to realize the fruits of our strategy.

Most importantly to all of you, your Board of Directors has given me the clear marching orders to put points on the board, and that's exactly what we're going to do.

We're going to begin selling product in January in the US and in Europe. Specifically, we're going to be selling RED SUN in the United States beginning January 10, I believe. We'll start to ship product hopefully to Smoker Friendly stores initially, and also to several chains in California.

We're going to begin shipping MAGIC as early as January 15, and we're going to begin contract manufacturing of Smoker Friendly products just as soon as we receive state directory approval in all the states where Smoker Friendly has its stores, which is about 36 states.

And once again to be clear, we need, once again, NAAG approval of our agreement with Smoker Friendly before we can become listed on those state directories.

Once NAAG approves our amended agreement, Smoker Friendly's and 22nd Century's agreement, we will work with each state, each of the 36 states that Smoker Friendly sells in, to become listed on their approved directories - or their state directories of approved products. And at that point we will commence shipping.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

That regulatory process is essentially out of our control, though in recent weeks we've hired a compliance specialist. And actually I would consider her a competitive advantage for 22nd Century. Once our applications are submitted to these states, essentially that regulatory process is out of our control.

So while I expect to begin shipping to Smoker Friendly early in the quarter, it could take all of the first quarter. We really have no way to tell at this point.

Beyond those three areas of focus, we'll continue to push forward on our Asian JV opportunities. And I should tell you now, our chief scientist, Dr. Michael Moynihan, just came back from several days in China. He brought our tobacco samples to China, where laboratory testing and sensory testing is taking place.

And at this moment, the chairman of our company, James Cornell, is actually in China having continuing discussions with individuals in China, so we are very excited about this opportunity.

We've been working on the opportunity since April, and as I alluded to earlier, our strategic investor -- Crede Capital and more specifically, Terren Peizer -- has been very, very helpful to us as a consultant, introducing us to important and interested parties in Asia, and helping us to move forward with the testing process.

And we are very hopeful - while I can't make a promise, we are very hopeful that we'll be able to announce a partnership and perhaps a shipping schedule in 2015.

We're also going to move forward on our proof of concept exposure studies to push forward our modified risk application for BRAND B. And as I've described in the past, BRAND B is the world's lowest tar to nicotine ratio cigarette, which essentially, we believe, means that BRAND B reduces smokers' exposure to tar and to smoke by approximately 50%, compared to the leading brands in the United States.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

So all of you, I'm sure, can understand if 22nd Century were to be approved by the FDA to label our BRAND B as a modified risk product, because our product does in fact exposure smokers to 50% less tar and less smoke, I think all of us would appreciate the fact that it would be an industry-changing product.

It would be a tremendously important achievement for the company, and obviously it would increase shareholder value for all of us.

You know, last and most importantly, I think in 2014 we didn't pay enough attention to X-22, our smoking cessation product in development. And we're going to reaffirm our commitment to X-22 in 2015. Just last week I spoke to a pharmaceutical company that has some interest in working with us on Phase 3 clinical trials.

I've actually charged our general counsel, Tom James, who's got literally decades of experience in out-licensing and in negotiating licensing agreements, to make X-22 a top priority on his to-do list.

And again our goal, we have an active IND with the FDA, and we have in X-22 a product that has five Phase 2 clinical trials that have all demonstrated efficacy. And in fact, one Phase 3 clinical trial in New Zealand has demonstrated efficacy.

So we have a cigarette -- a very low-nicotine cigarette -- that smokers prefer, by the way, over all other smoking cessation aids that we have conducted focus groups on. And this product has demonstrated very, very encouraging efficacy rates by itself, and in conjunction with other nicotine replacement therapies.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

We want to move forward with this product with a pharmaceutical partner. Where most Phase 3 trials for drugs in development might cost hundreds of millions of dollars, a Phase 3 trial for X-22, we project, will cost between $15 and $20 million, and essentially will open up -- if we were successful with that Phase 3 -- a $1 billion-plus annual revenue opportunity for the company.

So we remain tremendously optimistic and excited about X-22. And essentially we've decided to sort of recommit and reaffirm our endeavor, and essentially to invest the resources necessary this year to find a pharmaceutical partner to help us go to market, and to finish Phase 3 trials.

So all of these activities are really aimed at leveraging our technology into viable, ratable revenue streams for the company. And many of you have heard me say in the past, our company's mission is what we're perhaps most proud of. And all of these activities underline that mission.

22nd Century's mission is to reduce the harm caused by smoking. Whether we're helping smokers quit, or whether we're helping smokers who do not want to quit to smoke a product that's potentially less harmful, that's what our company is all about, and that's what's going to make us successful.

We're very proud of all of the things that we've done in the last 12 months, and certainly all of the things that the company accomplished under Joe Pandolfino's leadership. So going forward, really what's left is to execute. And I think I'm actually very good at execution, and I know we have a team here that is outstanding at execution.

So I'm looking forward to a tremendous 2015, and actually to more frequent, more productive communication with you, our owners. With that, I will turn it over to Jim to open it up to Q and A.

Jim McIlree: Yeah, operator...

(Crosstalk)

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

Operator: Thank you. If you do have a question at this time, please press Star 1 on your touch-tone phone. If you're using a speakerphone, please make sure your mute function is turned off, to allow your signal to reach our equipment. Once again, that is Star 1 if you have a question. We'll pause for just a moment. And we'll go first to Drew Bookman with First New York.

Sam Ginzburg: Hey, Henry. It's actually Sam Ginzburg. How are you?

Henry Sicignano: Hi, Sam. Good morning.

Sam Ginzburg: Good morning. First of all, thanks for doing the call. Second, I just want to see if there's the possibility of any granularity as far as a revenue goal or a wide range of revenues that you think you could do with your domestic sales of cigarettes, and when you actually think it's going to start. I know you said - is it the beginning of the year? The first quarter?

And the second question I have pertains to the news that we've red in the past Q’s, and actually heard. Joe had talked about the JVs in China. Can you talk about what the potential is of the business there? Can you give us a level of your excitement that something will happen there? Is there any time frame as far as that goes? Thank you.

Henry Sicignano: Sure, sure. In terms of granularity on revenue projections, I will give a lot more granularity once the products are in the market, and we are able to measure initial consumer feedback. But I will commit to you we're going to do not less than $5 million in revenue in 2015. Now that $5 million...

Sam Ginzburg: That's just cigarettes, right?

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

Henry Sicignano: That's just cigarettes. That incorporates RED SUN sales, MAGIC in Europe sales, and contract manufacturing of cigarettes in particular. We will do not less than $5 million in 2015. We may do substantially more than that, but before we have the products actually in the marketplace, I'm not willing to really give much more than that. And it would be irresponsible for me to give you a breakdown by product at this point.

In terms of the JVs in China, you know, I guess Terren Peizer in particular is - I can't speak for him, but I know he's very, very excited about our opportunities in China. I'm as excited about China as I am about our other opportunities.

As you've hear me in the past, I think that in terms of market cap for 22nd Century, I think China could represent a $1 Billion market cap potential itself for 22nd Century. I've explained in the past that I know that RED SUN can represent at least a $1 Billion market cap for us as well.

American Spirit has something over 1.5% share, and Bonnie Herzog at Wells Fargo values the brand at $6.6 Billion, I believe. So if we are able to achieve just fractions of a percent market share with RED SUN, I think we'll do quite well in terms of market cap.

Our modified risk products in development - I mean those speak for themselves. If we were to achieve modified risk authorization from the FDA, I think we'd have another $1 Billion market cap opportunity.

And of course, X-22, with a successful Phase 3 trial, there's no telling how well we do with X-22. But even before we have success at Phase 3, even signing a JV partner, a pharmaceutical partner, to work with us on a Phase 3, I think, makes investors very, very happy and excited about our prospects.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

So I guess you asked about China in particular. China, I'm very excited about it. In terms of time frame, I can't promise you one. I can promise you or I can report to you that we've been working very hard on China over the last six months, in addition to one other Asian country as well.

As I just mentioned, our chief scientist was just in China last week, and the chairman of our company is in China now. So that should give you some sense of the importance we're placing on the opportunity. And I wouldn't be surprised if we were to move forward in China with an announcement in the first half of 2015.

Sam Ginzburg: Yeah, Henry?

Henry Sicignano: Yes.

Sam Ginzburg: Could you just - that sounds great and I appreciate it. Could you explain to us how it would work from the manufacturing side and production, to the distribution? How does something like that work, so I can understand it? Specifically with China.

Henry Sicignano: Okay. Well, you know, every market is different. And, you know, in the United States with our own factory, we'll be making our own cigarettes. And we'll be exporting some of those cigarettes. But depending on import/export regulations around the world, that influences how we go to market.

In Europe, for example, it's tremendously expensive to import finished cigarettes into parts of northern Europe. So in those places, we will be exporting leaf and making cigarettes in Europe.

Now in some places like Asia, again it's - we don't have a signed agreement. So I'll tell you we are discussing things, and we're talking about things. And at this point, the way it looks, we would be shipping raw tobacco to Asia, and it would be used in Asia to manufacture finished cigarettes.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

Sam Ginzburg: That's a big help and I appreciate it. Thanks, Henry.

Henry Sicignano: Okay.

Operator: And we'll go next to Lou Greif with Barclays.

Lou Greif: Hi, Henry. How are you?

Henry Sicignano: Hi, Lou.

Lou Greif: Quick question. Update on the BAT JV. Any milestone payments expected in '15 and '16?

Henry Sicignano: You know, that's a good question. I'm glad you brought it up. And this is going to be a change for the company. The change is, as long as I'm taking these calls, I am not going to forecast anything that I don't have control of. And to be completely candid with you, BAT is in control of when those milestone payments are going to be made because BAT is doing the research and development that will result in those milestone payments.

So while it would certainly be my hope that we would receive a payment sooner rather than later, and we are very encouraged by everything that BAT is telling us and by all the work that they are doing, BAT is in control of that process. So as fast as they conduct their research and as fast as they achieve those milestones is as fast as we’re going to receive those payments.

So that’s true with BAT, and that’s true with licensing of our cannabis technology. These things, if I had control of them, I would give you much narrower projections I guess. But going forward, the company is not going to make projections any longer on BAT milestone payments or on licensing revenue.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

Lou Greif: Thank you Henry.

Operator: And we’ll go next to Evan Coppola with Hudson Advisors.

Evan Coppola: Hi Henry, how are you doing?

Henry Sicignano: Good morning.

Evan Coppola: You know, I think all my questions were pretty much answered in your speech there. Alternatively, I’d like to know more about your bio products ((inaudible)) and how you plan on expanding that part of the company.

Henry Sicignano: Okay, well that’s a good question and it’s a good question because it allows me to really tell you.

Our company - we’re a very small company, right. We’re a $100 million market or a $120 million market cap company, and we’ve got - I don't know - a dozen employees and we’re going to probably bring on another half a dozen in the very near future.

But what - you know, what I’m going to focus on going forward and what we’re going to do in 2015 and beyond is we’re going to focus on the company’s core mission, which is to reduce the harm caused by smoking.

And while we have a host of opportunities that are in addition to and besides the opportunities that support our mission, really the primary focus for 22nd Century going forward is going to be revenues of our commercial products, it’s going to be focusing on X22, and it’s going to be focusing on our modified risk products and development.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

And then, you know, in a secondary sense, our work on cannabis, and in a secondary sense our work on bio fuels. We simply don't have the manpower to do justice to every single one of these business opportunities.

So I’m not saying we’re dismissing our bio-fuels opportunities, I’m not saying we’re dismissing cannabis. What I’m simply saying, and this is important, that I guess this is a change for the company. The company is going to focus very, very keenly on revenue opportunities in the near-term and on reduced risk business opportunities in the medium-term, and in the much longer-term we’re going to be focusing on our licensing opportunities for cannabis and for bio-fuels. I hope that’s helpful.

Evan Coppola: Yes, thank you.

Operator: And we’ll go next to Joe Reda with Chardan.

Joe Reda: Hey, Henry, how’s it going?

Henry Sicignano: Hi Joe.

Joe Reda: Real quick, you know, last week I think Reynolds launched their heat-but-not-burn product. I was wondering if, you know, XXII had something going on in that avenue. I know vaporizing is a hot space right now and obviously if BAT, you know, if they had any commitment to that sector.

Henry Sicignano: That’s an excellent question. And while I certainly can’t speak for any of the large tobacco companies, I can tell you my understanding is that BAT, that owns I guess 40-some percent of Reynolds, and Phillip Morris International are in somewhat of a race to develop next generation products.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

And my understanding is that both of these companies are focused on heat-not-burn technology. And coincidentally, our very high nicotine tobacco we believe enhances the heat-not-burn next generation technology.

The key - really, the Holy Grail to next generation technology is making a cigarette that smokers will smoke; a cigarette that will transfer a satisfactory amount of nicotine when a smoker uses the product.

And that’s really been the problem with e-cigarettes. E-cigarettes, essentially, they don't give the smoker a satisfactory level of nicotine when the smoker uses that product.

So a combustible product obviously delivers the nicotine content and the nicotine levels that smokers are used to, but obviously combustible products have the tar and the smoke, which companies like ours would like to reduce.

So the heat-not-burn technology drastically eliminates or reduces or eliminates obviously the smoke and the tar. And using high-nicotine tobacco we believe will do a much better job satisfying smokers’ desire for a certain amount of nicotine.

So while we are not actively involved in developing heat-not-burn products, we believe that our proprietary high nicotine tobacco will actually be critical to heat-not-burn technology for all the big tobacco companies.

Joe Reda: Would you guys be able to partner with US vaporizer companies or would you have to only deal with BAT on that technology?

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

Henry Sicignano: Joe, I’m sure with your creativity and connections, we could partner with a host of different companies. The question is will that be true to our near-term mission of focusing on the technology that we have to enhance products that will reduce the harm caused by smoking or is that a little bit outside of our wheelhouse.

So I guess my answer is it’s possible, but I’m not sure that’s a priority for us.

Joe Reda: Okay, thanks guys.

Operator: And once again that is star 1 if you do have a question. We’ll go next to Bill Shepherd.

Bill Shepherd: Hi Henry.

Henry Sicignano: Good morning.

Bill Shepherd: Quick question. On the call that I heard with Wells Fargo, I guess it was a little over a month ago, there was a lot of excitement about shipping product to stores I believe in Spain, and I believe the number I heard was 1,000 stores coming in by the end of October.

How is that going, has that been shipped, and just kind of wanted to get an update on that?

Henry Sicignano: That’s a great question and you’re exactly right. We had intended to ship those 1,000 stores in the fourth quarter, and we pushed it to the first quarter purely for regulatory reasons. We wanted to make sure - though we had regulatory approval in Spain for our packing design, the health ministry in Spain raised some questions about our labeling.

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Moderator: Linda Smolinski

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And so to make sure that we were compliant with each and every agency that has any jurisdiction at all over our products, we decided to rework our label and to launch the product in January.

So we have every intention of reaching those same thousand retailers, you know, six or eight weeks from now.

Bill Shepherd: Great, thank you.

Operator: And we’ll go next to Eric Goldstein at FNY Capital Management.

Eric Goldstein: Good morning Henry, appreciate your time.

Henry Sicignano: Good morning.

Eric Goldstein: I just had two questions. The first is on the modified risk designation.

So just what exactly, and maybe you said and I just didn’t get it, is the process with the FDA. I mean what exactly is the process you’re going through with them? And then what is, you know, is that a 2015 potential thing or how do you think about that?

Henry Sicignano: Okay, that’s a good question.

The truth of the matter is there has been no product authorized as a modified risk product to date. Though I know that there are several applications in with the FDA, none of them for combustible cigarettes I believe.

So the process is still evolving I guess. FDA has certainly issued guidance on what a company must do to apply to the FDA for modified risk authorization and we’re following that process.

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Moderator: Linda Smolinski

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And our first step was to actually meet with FDA, which we did a couple of weeks ago at their headquarters, to present our plans for exposure studies essentially for proof of concept. And we did that and we received very, very encouraging words from everyone who was with us in that meeting; I think there were, I don't know, at least 15 people in the meeting. And they were very encouraging and supportive of our efforts.

So it’s our intention - we’ve contracted with a nationally known contract research organization to conduct our exposure study. And we’ll be submitting protocols for that first exposure study in the first quarter of 2015.

The studies are actually pretty, pretty brief. So it’s possible that we will have study results by second quarter of 2015. Then we’ll be sharing those results with FDA, and depending on the study results and depending on the FDA’s reaction, we’ll move forward either with larger studies or with whatever course the agency deems appropriate.

So I mean I do not expect us to have a modified risk approval in 2015, but I do expect us to make important progress on the process in 2015 and certainly to have opportunities to report to shareholders throughout 2015 and where we stand.

Eric Goldstein: Okay. My second question was just with regards to your capacity to grow tobacco, in other words the seeds. If you were, for example, within these potential Asian JVs to get a significant order for tobacco, I mean what are the lead times, you know, what is your capacity, you know, to grow? And I don't know if you followed the question, but in other words...

Henry Sicignano: I do, I do.

Eric Goldstein: Okay.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

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Henry Sicignano: I do and that’s a great question. And you know, to be very candid, we don't have thousands of metric tons of tobacco in inventory. So the question you’re asking is a very important one; if we are successful in structuring a deal in Asia that will be one announcement.

But immediately upon signing the deal, we won’t be shipping product; we’ll need to grow the product. And if we’re going to grow in the United States that starts in the spring and then the product is harvested in late summer and then it’s cured and processed. And it likely wouldn’t ship until December timeframe.

Now that all changes when you start to grow in different hemispheres, but at least to begin with we would likely be growing in the United States. We would like to be planting in the spring, and that would be for shipments in a December timeframe.

So if we got all our ducks in a row in the first quarter with an agreement in Asia, it’s entirely possible that we would be growing product this spring, the spring of 2015, and possibly shipping quantities of product in December of 2015. But that’s exactly the timeframe that we all need to keep in mind.

And we’re talking about - I mean if we do in fact enter into an agreement with China or any other country in Asia, the volumes of tobacco that we’re talking about are substantial. So as you may or may not know, we don't actually grow the tobacco on facilities owned by the company; we contract with literally dozens and probably now hundreds of farmers across the country to grow our tobacco specifically under contracts for us.

Eric Goldstein: But just relative to the seeds, right. I mean just your capacity of your modified seeds that you’d have to give out. I mean is that any - I that...

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

Henry Sicignano: We can manage that process. You would be surprised at how little volume of seed can grow how big a volume of tobacco. So yes, we’re prepared to grow all that we need to grow.

Eric Goldstein: Great, thanks very much Henry. I appreciate it.

Henry Sicignano: Sure.

Operator: And we’ll go next to Scott Schafer.

Scott Schafer: Hey Henry.

Henry Sicignano: Good morning, hi.

Scott Schafer: Great call. I want to go back to the - little confusing on the cigarette’s revenue. You said you needed NAAG approval and to be listed in state directories before you could sell your product in Smoker Friendly stores.

Can you give us a breakdown of each cigarette that you’ll be manufacturing and when the revenues should start? And kind of a rough estimate of how big -- what percentage of next year’s revenue it could be?

Henry Sicignano: Sure. I - maybe - yes I know it gets confusing so let me try to be more clear. In terms of RED SUN we have all the NAAG approvals we need, so we are completely - we are an MSA company and RED SUN is approved and we’re all good to go.

We’ve had, you know, FTC approval and fire safe approval and NAAG approval and every regulatory approval you can think of with RED SUN. Now that said, we need state directory approval in individual states to sell RED SUN.

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Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

We are - and the reason why we’re not already shipping is because we’re right in the middle of that process. We are completely approved in - on 12 state directories already.

We have an additional 22 applications in to additional states, and we expect to be approved on those state directories certainly by the end of December. And then we have 17 states where we have not yet submitted an application, but 16 out of those 17 applications will be all submitted in December, and the only reason why all 17 won’t be submitted is because one state only reviews those applications I believe in March of every year.

So RED SUN right now is approved in 12 states. It will be approved in an additional 22 states in just a matter of weeks. And then the last 17 states - all applications will be in probably by mid-December and we’ll probably have approval for the vast majority of those in January.

So given that framework we will begin to ship RED SUN in January, full stop. No question about it. Now in terms of Smoker Friendly product, Smoker Friendly - our agreement with Smoker Friendly needs also - because Smoker Friendly has an MSA product and we’re an MSA company -- NAAG has to approve our agreement with Smoker Friendly before we are able to distribute Smoker Friendly products.

So we have an agreement in principle. Well NAAG has given us the final comments we believe on what they will require Smoker Friendly and 22nd Century to sign off on.

We will sign off on this document and then we will need to just go be listed in the 36 states that Smoker Friendly sells in. That process is not a lengthy process.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

It’s more of an administrative process, so we expect that within literally I would say six weeks of the time that we have NAAG approval, we will begin shipping Smoker Friendly cigarettes to Smoker Friendly stores.

So I hope that I didn’t confuse things more. RED SUN will begin to ship in January. Smoker Friendly cigarettes will ship to Smoker Friendly stores roughly six weeks after we have NAAG approval for Smoker Friendly. Was that helpful?

(Scott Schafer): Yes.

(Crosstalk)

Henry Sicignano: Okay now Europe - we are not waiting for any more approvals. Europe - we have had the product tested. We have submitted labeling and after getting it approved we’ve submitted it to additional agencies.

We’ve made appropriate changes so we will be shipping MAGIC in Spain in the second week or the third week of January - mid-January.

Scott Schafer: Okay so first quarter you will have revenue from your product.

Henry Sicignano: Yes.

Scott Schafer: Okay. And the second thing - Bonnie Herzog’s call - what will she need to say in order to recommend - certainly suggest to her clients? What is she looking for?

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

Henry Sicignano: Well I can’t speak for Bonnie, but I would guess that if 22nd Century approaches a half a billion dollar market cap or if 22nd Century signs an important J.V. in China say, I would guess we would attract Wells Fargo’s attention and probably the attention of other big banks as well.

Scott Schafer: Okay thanks Henry.

Operator: And we’ll go next to Brian Wolf with Projects Quality.

Brian Wolf: Good morning.

Henry Sicignano: Good morning Brian.

Brian Wolf: Maybe I had - missed it. Is there - does XXII have a revenue forecast for 2015 either quarter-by-quarter for the sale of RED SUN, sale of MAGIC, even the distribution of Smoker Friendly product, i.e., contract manufacturing of Smoker Friendly products? Is there a revenue...?

Henry Sicignano: Yes I will tell you collectively among those three different revenue streams, RED SUN, MAGIC across Europe and contract manufacturing, I will commit to you we will do not less than $5 Million in 2015.

I’m not going to give you a quarterly breakdown right now and I’m not going to give you a breakdown by product because we’re not in the market yet, and I want to see how the products are received by retailers and consumers before we offer that guidance.

Brian Wolf: Fair enough. Thank you for your answer.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

Henry Sicignano: Certainly. And, you know, before we take another call I’ll just mention, you know, I think we’re at the stage where I’m most comfortable committing to you, our shareholders, that we will move forward and do not less than $5 Million in revenue in 2015.

And we’re going to really focus on blocking and tackling and on all the things that we need to do to launch our products as we’ve outlined in this call.

The bonus upsides if you will - over the next year the bonus upsides and I’m not going to forecast them are a Chinese J.V, our additional Asian J.V., our substantial progress with modified risk or our - or frankly signing of a pharmaceutical partner to sponsor our Phase III clinical trial for X-22.

If we achieve any one of those or multiple of those then obviously there’s tremendous upside for all of us as shareholders. But I am not going to have us count on any of those, or of course if BAT hits one or more milestone payments that’s another.

All of those events I would say are bonus upsides for shareholders in the next 12 months, but I’m not going to forecast them. We’ll just, you know, keep our heads down here.

We’ll focus on making cigarettes and on introducing products to the U.S. market and to Europe, and to doing everything we need to do to begin generating revenue and to growing revenue and I think those bonus upsides will just take care of themselves.

Operator: And we’ll go next to Bruce Burns with Rockmore Capital.

Bruce Burns: Hi Henry. Thanks. I just want to get back to something you said before. You mentioned that your chief scientist was in China and that they’re...

Henry Sicignano: Yes.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

Bruce Burns: ...conducting some research on tobacco.

Henry Sicignano: Yes.

Bruce Burns: So what type of tests are they doing and what are they looking to see? What are they looking to find?

Henry Sicignano: That’s a good question and I think broadly they’re affirming that our tobacco is everything that we say it is. It’s our proprietary tobacco. It’s got very high nicotine content.

They’re testing for sugars. They’re testing for all sorts of different chemical tests to essentially verify that our tobacco is everything that we’ve represented.

Also in China or other parts of Asia or wherever we introduce our tobacco, sensory tests will be very important. It’ll be important for blenders and for smokers generally and for manufacturers to taste our tobacco, to blend it with tobaccos that they are already using in some of their own products, and to consider what additives if any will be necessary to add to the tobacco to bring it to their marketplace to suit local taste preferences.

Bruce Burns: And I’m - thank you. I might’ve missed it before but how long are these tests supposed to take?

Henry Sicignano: Well typically - well first, typically the - tests like this take a couple of weeks, but then sometimes you’ll do tests and then you’ll ask for - you might ask for additional tobaccos or additional parts of a crop so that you can make confirming tests.

CHARDAN CAPITAL MARKETS

Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

When you’re talking about a contract that - that’s potentially worth tens of millions or hundreds of millions of dollars in the near-term, that - you do a lot of testing.

So I guess that’s my answer. There will be tests and there’ll be retests and there’ll be affirming tests, and once those are done likely an agreement is made.

Bruce Burns: All right, thank you.

Operator: And we’ll go next to John Ford.

John Ford: Hey guys. Thanks for this call. I’ve just got a real quick question. If you do let’s say $5 Million worst case for ’15, my question is at what revenue level would you become profitable/EPS positive?

Henry Sicignano: That’s a great question John. And the answer really lies in where the $5 Million in sales come from or $10 Million in sales, whatever we do. The greater proportion of those sales that come from our domestic RED SUN sales, the faster we’re breakeven or positive.

So I hate to be not helpful to answer your question but if we were to do - directionally if we were to do $10 Million in RED SUN sales, I think we’re pretty much breakeven.

But if a large proportion of $10 Million or if we only do $5 Million in sales is based on lower margin business, obviously we won’t be breakeven yet.

John Ford: Okay that helps. Thanks.

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Moderator: Linda Smolinski

11-25-14/9:00 am CT

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Operator: And we’ll go next to Angelo Tomasello.

Angelo Tomasello: Hi Henry.

Henry Sicignano: Good morning.

Angelo Tomasello: Good morning. That last question kind of touched upon my first question, which was at the $5 Million what do you anticipate the gross margin to be, but I think you already answered that.

My second question is with regards - so do you anticipate fourth quarter sales for your U.S. distribution, meaning, you know, will you be selling into the distributor pipeline?

And then one more thing to add to that. I believe you said you’ve got state approval in 12 states plus I don’t think you need it in Texas and Florida. You know, again will there be sales in the fourth quarter is my question?

Henry Sicignano: Yes. There will not be sales in the fourth quarter. We’ve pushed sales to the first quarter and the biggest reason again is that it’s just not a - it’s cleaner and it’s more efficient to go to market when we’re in 40 plus states rather than 12.

So we’ve pushed the sales to the first quarter of 2015. We actually do need to be on a state directory in Florida. Texas we’re all set, so I know Florida is not a participating member of the master settlement agreement but they do have a state directory as it turns out.

So anyway we are approved on 12 states and Texas is included but Florida’s not. I hope that’s helpful.

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Moderator: Linda Smolinski

11-25-14/9:00 am CT

Confirmation # 6119197

Angelo Tomasello: Yes thank you.

Operator: And there are no other questions at this time. I’d like to turn the conference back to our speakers for any closing remarks.

Henry Sicignano: Well I don’t have much more to say. Those were excellent questions and I really appreciate the opportunity to sort of bring everybody up to speed and to share candidly with you our very, very positive feelings about the company.

We have a tremendous team here and as you all know we’ve got a technology portfolio that’s really unrivaled in the industry. I always believe - but, you know, talk is cheap.

I always believe actions speak louder than words. I have never sold a share of stock in our company and I have no intention to sell any stock in our company until our share price is substantially higher than it is today.

My friends and family are heavily invested in the company, and though I am certainly not advocating that anybody make any investment decisions based on what I’m saying, I - a lot of people close to me have bought a lot of shares in the last couple - few weeks.

So again actions speak louder than words. We’re tremendously excited about our future and it’s heads down here. Everybody in the company is working very, very hard to bring our products to market.

So we look forward to sharing our achievements with you and hopefully to seeing many of you at our annual meeting, which will likely be in mid-April. That’s all I have to say. Thank you very much.

Operator: Thank you everyone.

Operator: That does conclude today’s conference. Thank you for your participation.

END